As filed with the Securities and Exchange Commission on May 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-1023315 (I.R.S. Employer Identification Number)
Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of Principal Executive Offices)	77056-6189 (Zip Code)

2013 Rowan Companies plc Incentive Plan

(Full title of the plan)

W. Matt Ralls

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jonathan B. Newton

Baker & McKenzie LLP

Bank of America Center

700 Louisiana, Suite 3000

Houston, Texas 77002

(713) 427-5000

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, par value US$0.125 per share	7,500,000	$31.80	$238,500,000	$32,531.40

(1)	Class A ordinary shares, $0.125 par value per share (the “Shares”), of Rowan Companies plc (the “Company”) being registered hereby related to the 2013 Rowan Companies plc Incentive Plan (the “2013 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional Shares as may be offered or issued to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the average high and low per share prices of the Shares as reported by the New York Stock Exchange on April 26, 2013.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the 2013 Rowan Companies plc Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of this Registration Statement on Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Rowan Companies plc (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement on Form S-8:

(a)	Annual Report on Form 10-K for the year ended December 31, 2012 (excluding the exhibits furnished as Exhibits 32.1 and 32.2) filed with the Commission on March 1, 2013;

(b)	Definitive Proxy Statement on Schedule 14A filed with the Commission on March 13, 2013;

(c)	Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations) filed with the Commission on February 4, 2013, February 28, 2013, March 8, 2013, March 25, 2013, and April 30, 2013; and

(d)	Description of Class A Ordinary Shares contained in the Company’s Current Report on Form 8-K12B filed with the Commission on May 4, 2012.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 146 of the Company’s articles of association (the “Articles”) provides:

“146 INDEMNITY

146.1 To the extent permitted by the Acts* and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a) indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b) indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme;

(c) create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 146.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

146.2   Where a person is indemnified against any liability in accordance with Article 146.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.”

* The term “Acts” as defined in the Articles means the Companies Act of 2006 and every other enactment from time to time in force concerning companies (including any orders, regulations or other subordinate legislation made under the Companies Act of 2006 or any such other enactment), so far as they apply to or affect the Company.

Article 91 of the Articles provides:

“91 Insurance

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.”

Section 232 of the Companies Act 2006 provides:

“232 PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)  section 233 (provision of insurance),

(b)  section 234 (qualifying third party indemnity provision), or

(c)  section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

Section 233 of the Companies Act 2006 provides:

“233 PROVISION OF INSURANCE

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

Section 234 of the Companies Act 2006 provides:

“234 QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)  any liability of the director to pay—

(i)  a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i)  in defending criminal proceedings in which he is convicted, or

(ii)  in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a)  a conviction, judgment or refusal of relief becomes final—

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6)  The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 235 of the Companies Act 2006 provides:

“235 QUALIFYING PENSION SCHEME INDEMNITY PROVISION

(1)  Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)  Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)  any liability of the director to pay—

(i)  a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)  any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)  The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)  For this purpose—

(a)  a conviction becomes final—

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)  an appeal is disposed of—

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6)  In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 256 of the Companies Act 2006 provides:

“256 ASSOCIATED BODIES CORPORATE

For the purposes of this Part -

(a) bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b) companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”

Section 239 of the Companies Act 2006 provides:

“239 RATIFICATION OF ACTS OF DIRECTORS

(1)  This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)  The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)  Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)  Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)  For the purposes of this section—

(a) “conduct” includes acts and omissions;

(b) “director” includes a former director;

(c)  a shadow director is treated as a director; and

(d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)  Nothing in this section affects—

(a)  the validity of a decision taken by unanimous consent of the members of the company, or

(b)  any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)  This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

Section 1157 of the Companies Act 2006 provides:

“1157 POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

(1)  If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)  an officer of a company, or

(b)  a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)  If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)  he may apply to the court for relief, and

(b)  the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)  Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Section 250 of the Companies Act 2006

Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In our case, references in the Companies Act 2006 to a “director” would also include certain officers.

Indemnification Agreements and Insurance

The Company has entered into a deed of indemnity with all of its directors and certain of the officers of the Company. In addition, prior indemnification agreements with Rowan Companies, Inc., a Delaware corporation, and the predecessor issuer to the Company (“Rowan Delaware”), remain in place. These agreements provide for the Company and Rowan Delaware to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under applicable directors’ and officers’ liability insurance policies. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law, as applicable, and under the governing documents of the Company and Rowan Delaware.

The Company will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse the Company for amounts that it may be required or permitted by law to pay its directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Articles of Association of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B filed on May 4, 2012 (File No. 1-5491).
4.1	Form of Share Certificate for the Company, incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K12B filed on May 4, 2012 (File No. 1-5491).

Exhibit No.	Description
10.1	2013 Rowan Companies plc Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on March 13, 2013 File No. 1-05491).
10.2

Form of Employee Restricted Share Unit Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.3

Form of Share Appreciation Right Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.4

Form of Performance Unit Award Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.5

Form of Non-Employee Directors Restricted Share Unit Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

5.1*	Opinion of Baker & McKenzie LLP.
23.1*	Consent of Consent of Deloitte & Touche LLP.
23.2*	Consent of Baker & McKenzie LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

___________

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of April, 2013.

Rowan Companies plc

By:	/s/ W. Matt Ralls
W. Matt Ralls
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints W. Matt Ralls and Melanie M. Trent, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self regulatory body, granting said attorneys-in-fact and agents, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ W. Matt Ralls	President, Chief	April 30, 2013
W. Matt Ralls	Executive Officer, and Director

/s/ J. Kevin Bartol	(Principal Financial Officer)	April 30, 2013
J. Kevin Bartol

/s/ Gregory M. Hatfield Gregory M. Hatfield	(Principal Accounting Officer)	April 30, 2013

/s/ R.G. Croyle	Director	April 30, 2013
R.G. Croyle

/s/ William T. Fox III	Director	April 30, 2013
William T. Fox III

/s/ Sir Graham Hearne	Director	April 30, 2013
Sir Graham Hearne

/s/ Thomas R. Hix	Director	April 30, 2013
Thomas R. Hix

/s/ H.E. Lentz	Chairman of the Board	April 30, 2013
H.E. Lentz

/s/ Lord Moynihan	Director	April 30, 2013
Lord Moynihan

/s/ Suzanne P. Nimocks	Director	April 30, 2013
Suzanne P. Nimocks

/s/ P. Dexter Peacock	Director	April 30, 2013
P. Dexter Peacock

/s/ John J. Quicke	Director	April 30, 2013
John J. Quicke

/s/ Melanie M. Trent	Senior Vice President, Chief Administrative	April 30, 2013
Melanie M. Trent	Officer, Company Secretary and Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Association of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B filed on May 4, 2012 (File No. 1-5491).
4.1	Form of Share Certificate for the Company, incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K12B filed on May 4, 2012 (File No. 1-5491).
10.1	2013 Rowan Companies plc Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement filed on March 13, 2013 File No. 1-05491).
10.2

Form of Employee Restricted Share Unit Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.3

Form of Share Appreciation Right Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.4

Form of Performance Unit Award Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

10.5

Form of Non-Employee Directors Restricted Share Unit Notice pursuant to the 2013 Rowan Companies plc Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed Company on April 30, 2013).

5.1*	Opinion of Baker & McKenzie LLP.
23.1*	Consent of Consent of Deloitte & Touche LLP.
23.2*	Consent of Baker & McKenzie LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

___________

* Filed herewith.